Exhibit 21

Subsidiaries of the Registrant

Name State/Jurisdiction of Incorporation

Avidia Bank (1) Massachusetts

Hudson Security Corporation (2) Massachusetts

Eli Whitney Security Corporation (2) Massachusetts

42 Main Street Corporation (2) Massachusetts

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(1)
Wholly-owned subsidiary of Avidia Bancorp, Inc.
(2)
Wholly-owned subsidiary of Avidia Bank.